UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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The Steak N Shake Company
(Name of Registrant as Specified In Its Charter)
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THE STEAK N SHAKE COMPANY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD FEBRUARY 7, 2007

TO THE SHAREHOLDERS OF THE STEAK N SHAKE COMPANY

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of The Steak n Shake Company (the “Company”) will be held on the 10th floor of the Columbia Club, 121 Monument Circle Indianapolis, Indiana on Wednesday, February 7, 2007 at 1:30 p.m., Eastern Time, for the following purposes:

1.	To elect eight directors to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified;

2.	To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche, LLP as the Company’s independent auditors for the fiscal year ending September 26, 2007;

3.	To approve the 2007 Non-Employee Director Restricted Stock Plan; and

4.	To transact such other business as may properly come before the meeting and any adjournment thereof.

The Board of Directors has fixed the close of business on December 5, 2006 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

We urge you to sign, date and mail the enclosed proxy in the envelope provided or to vote via the telephone or internet (pursuant to instructions contained on the Proxy card) whether or not you expect to be present in person. You may revoke your proxy at any time prior to the time the proxy is exercised by filing with the Secretary of the Company a properly executed instrument revoking such proxy, by filing a properly executed proxy bearing a later date, or by attending the Annual Meeting and withdrawing your proxy and voting in person.

By Order of the Board of Directors

David C. Milne, Secretary
December 18, 2006
Indianapolis, Indiana

PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN
IT PROMPTLY IN THE ENCLOSED ENVELOPE OR CAST YOUR
VOTE VIA TELEPHONE OR INTERNET IN ACCORDANCE
WITH THE INSTRUCTIONS ON THE PROXY CARD

THE STEAK N SHAKE COMPANY
500 Century Building
36 South Pennsylvania Street
Indianapolis, Indiana 46204
(317) 633-4100

PROXY STATEMENT
For the Annual Meeting of Shareholders
To be held February 7, 2007

This proxy statement is furnished to the shareholders of The Steak n Shake Company (the “Company”) in connection with the solicitation by the Company of proxies to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the 10th floor of the Columbia Club, 121 Monument Circle, Indianapolis, Indiana on Wednesday, February 7, 2007 at 1:30 p.m., Eastern Time, and at any adjournment thereof. This proxy statement and the accompanying form of proxy were first mailed to shareholders on or about December 18, 2006.

Each properly executed proxy returned prior to the meeting will be voted in accordance with the directions contained therein. The enclosed proxy may be revoked by the person giving it at any time before it is voted by giving written notice to the Secretary of the Company or by attending the Annual Meeting, withdrawing the proxy and voting in person.

OUTSTANDING COMMON STOCK

The record date for shareholders entitled to vote at the Annual Meeting was December 5, 2006. At the close of business on that date, the Company had issued and outstanding 28,203,032 shares of Common Stock entitled to vote at the Annual Meeting.

ACTION TO BE TAKEN AT THE ANNUAL MEETING

Unless the shareholder otherwise specifies in the proxy, the accompanying proxy will be voted (i) FOR the election, as directors of the Company, of the eight persons named under the caption “Election of Directors”; (ii) FOR the ratification of Deloitte & Touche, LLP as the Company’s independent auditors for the fiscal year ending September 26, 2007; and (iii) FOR the approval of the 2007 Non-Employee Director Restricted Stock Plan.

QUORUM AND VOTING

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. In deciding all matters presented for approval at the Annual Meeting, a holder of Common Stock is entitled to one vote, in person or by proxy, for each share registered in his/her/its name on the record date. Directors of the Company are elected by a plurality of the votes cast by the holders of the shares of Common Stock represented at the meeting. Abstentions, broker non-votes and instructions on the enclosed form of proxy to withhold authority to vote for one or more of the nominees will result in the nominee receiving fewer votes; however, it will not affect the outcome of the election. Approval of the proposal to ratify the selection of the auditors will occur if it receives more votes cast in its favor than are cast in opposition to it. Abstentions and broker non-votes with respect to this proposal will not be counted as votes for or against it. The approval of the 2007 Non-Employee Director Restricted Stock Plan will require that the number of votes cast on such proposal represent more than 50% of the votes entitled to be cast, and a majority of the votes cast must vote in favor of such proposal, in accordance with the listing standards of the New York Stock Exchange. Abstentions with respect to this proposal will be counted as votes cast and will have the same effect as a vote against this proposal. Broker non-votes will not be considered as votes cast on this proposal but could affect the requirement that the number of votes cast on such proposal represent more than 50% of the votes entitled to be cast.

SHAREHOLDER PROPOSALS

The Company’s bylaws require shareholders to provide advance notice prior to bringing business before an annual meeting or to nominate a candidate for director at the meeting. In order for a shareholder to properly bring business or propose a director at the 2008 Annual Meeting, the shareholder must give written notice to the Company at the address on the front page of this proxy statement. To be timely, a shareholder’s notice must be received by the Company on or before August 18, 2007, or in the event that the date of the meeting associated with this notice is changed more than 30 days from February 7, 2007 such notice must be delivered or mailed to and received by the Company not later than 120 days prior to the date the Company mailed proxy materials for the preceding year’s annual meeting or 10 calendar days following the date on which public announcement of the date of the meeting is first made. These procedures apply to any matter that a shareholder wishes to raise at the 2008 Annual Meeting, other than those raised pursuant to 17 C.F.R. §240.14a-8 of the Rules and Regulations of the SEC. A shareholder proposal that does not meet the above requirements will be considered untimely, and any proxy solicited by the Company may confer discretionary authority to vote on such proposal.

OWNERSHIP OF COMMON STOCK

The following table shows the number and percentage of outstanding shares of Common Stock beneficially owned as of December 5, 2006 by each person or entity known to be the beneficial owner of more than 5% of the Common Stock of the Company:
Name & Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

MSD Capital, L.P.	2,782,300(1)	9.80%
MSD SBI, L.P.
645 Fifth Avenue, 21st Floor
New York, NY 10022-5910

Neuberger Berman, Inc.	1,695,146(2)	6.00%
605 Third Avenue
New York, NY 10158

(1)
This information was supplied on a Schedule 13F-HR filed with the Securities and Exchange Commission on November 14, 2006. MSD Capital, L.P. and MSD SBI, L.P. share voting and investment power over the reported shares.

(2)
This information was supplied on a Schedule 13G filed with the Securities and Exchange Commission on February 15, 2006. Neuberger Berman, Inc., Neuberger Berman Management, Inc. and Neuberger Berman, LLC share voting power over the shares.

The following table shows the total number of shares of Common Stock beneficially owned as of December 5, 2006, and the percentage of Common Stock so owned as of that date, with respect to (i) each director, (ii) each executive officer named in the Summary Compensation Table, and (iii) all directors and executive officers, as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Jeffrey Blade	45,800 (2)	*
Peter M. Dunn	171,900 (3)	*
Alan B. Gilman	488,510 (4)	1.70%
Wayne L. Kelley	82,998 (5)	*
Charles E. Lanham	392,730 (6)	1.40%
Ruth J. Person	13,250 (7)	*
Gary T. Reinwald	209,786 (8)	*
J. Fred Risk	118,331 (9)	*
John W. Ryan	28,445 (10)	*
Steven M. Schmidt	2,000 (11)	*
Gary S. Walker	82,801 (12)	*
Edward Wilhelm	0	*
James Williamson, Jr.	227,792 (13)	*
All directors and executive officersas a group (18 persons) ----	2,011,683 (14)	7.10%

*Less than 1%.

(1)	Includes shares that may be acquired pursuant to stock options exercisable within 60 days.
(2)	Includes 13,800 shares that may be acquired pursuant to stock options exercisable with in 60 days.
(3)	Includes 55,149 shares that may be acquired pursuant to stock options exercisable with in 60 days.
(4)	Includes 122,877 shares that may be acquired pursuant to stock options exercisable within 60 days.
(5)
Includes 10,000 shares that may be acquired pursuant to stock options exercisable within 60 days. Also includes 16,351 shares held by Mr. Kelley’s late father’s estate in a residuary trust, to which he disclaims beneficial ownership.

(6)	Includes 13,250 shares that may be acquired pursuant to stock options exercisable within 60 days. Also includes 21,750 shares owned by Mr. Lanham’s affiliate, Hartford Heritage, LLC.
(7)	Includes 13,250 shares that may be acquired pursuant to stock options exercisable within 60 days.
(8)	Includes 59,785 shares that may be acquired pursuant to stock options exercisable within 60 days.
(9)  Includes 13,250 shares that may be acquired pursuant to stock options exercisable within 60 days. Also includes 723 shares owned of record and beneficially by Mr. Risk’s wife, with respect to which he disclaims beneficial ownership.
(10)  Includes 13,250 shares that may be acquired pursuant to stock options exercisable within 60 days.
(11)  Includes -2,000 shares that may be acquired pursuant to stock options exercisable within 60 days.
(12)  Includes 34,994 shares that may be acquired pursuant to stock options exercisable within 60 days and 300 shares owned of record and beneficially by Mr. Walker’s minor children.
(13)
Includes 13,250 shares that may be acquired pursuant to stock options exercisable within 60 days. Also includes 19,011 shares owned of record and beneficially by Mr. Williamson’s wife, with respect to which he disclaims beneficial ownership.

(14)	Includes 424,596 shares that may be acquired pursuant to stock options exercisable within 60 days held by all directors and executive officers as a group.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 sets forth certain filing requirements relating to securities ownership by directors, executive officers and ten percent shareholders of a publicly held company. To the Company’s knowledge, based on the representations of its directors and executive officers and copies of their respective reports filed with the Securities and Exchange Commission, all filing requirements were satisfied by each such person during the fiscal year ended September 27, 2006 with the exception of two Forms 4 filed late by the Company on behalf of Mr. Kelley. These Forms 4 reported the reallocation of shares among several trusts resulting from his father’s estate, of which he is trustee, as well as sales by his father’s estate which were not reported in a timely manner by the estate’s broker.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

All persons standing for election as director were unanimously nominated by the Board of Directors. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any such person and the Company.

MISCELLANEOUS

a)	Creation and Distribution of Proxies

The entire cost of soliciting proxies will be paid by the Company. In addition to the solicitation of proxies by use of the mails, certain officers, directors and employees of the Company, none of whom receive additional compensation therefor, may solicit proxies by telephone, facsimile or personal interview at the expense of the Company. The Company will also request brokers, dealers, banks and voting trustees, and their nominees, to forward this proxy statement and the accompanying form of proxy to beneficial owners and will reimburse such record holders for their reasonable expense in forwarding solicitation material.

b)	Code of Business Conduct and Ethics.

The Company has in place a long-standing code of ethics. It applies to its principal executive officer, principal financial officer and principal accounting officer, as well as all officers, directors and employees. A copy of the Code of Business Conduct and Ethics (the "Code") can be obtained without charge on the Company’s web site (www.steaknshake.com) or by written request to the Company at the address on the front page of this proxy statement. If the Company makes any substantive amendment of, or grants any waiver of a provision of the Code, the Company will disclose the nature of such amendment or waiver via its website and in a current report on Form 8-K.

1.	ELECTION OF DIRECTORS

Eight directors will be elected to serve until the next Annual Meeting and until their respective successors shall have been duly elected and qualified. All of the nominees are currently directors of the Company and were elected at the Annual Meeting of Shareholders held February 8, 2006 except Mr. Wilhelm, who was appointed to the Board on March 20, 2006.

If any of the nominees named below is not available to serve as a director at the time of the Annual Meeting (an event which the Board of Directors does not now anticipate), the proxies will be voted for the election as directors of such other person or persons as the Board of Directors may designate, unless the Board of Directors, in its discretion, amends the Company’s bylaws to reduce the number of directors.

The nominees for the Board of Directors of the Company are listed below, along with the age, tenure as director and business background for at least the last five years for each:

Name	Age	Served As Director Since	Business Experience
Peter M. Dunn	51	2004	Currently President and Chief Executive Officer; President and Chief Operating Officer of the Company from 2002 to February 11, 2004; formerly President, Borden Foods Co., 1997-2001.
Alan B. Gilman	76	1992
Currently Chairman of the Board of Directors; President and Chief Executive Officer of the Company from 1992 to September 30, 2002; Chief Executive Officer and Co-Chairman of the Company from September 30, 2002 through August 11, 2003; Chief Executive Officer and Chairman of the Company from August 11, 2003 through February 11, 2004.

Wayne L. Kelley	62	2003
Director of Steak n Shake Operations, Inc., a subsidiary of the Company, from 1999 through 2006; President of Kelley Restaurants, Inc., the Company's largest franchisee, from 1988 through 2005; currently employed by the Company in a senior real estate advisory role.

Ruth J. Person	61	2002
Chancellor, Indiana University Kokomo and Professor of Management; President, American Association of University Administrators 2003-2004; President, Board of Directors, Workforce Development Strategies, Inc.; Member, Key Bank Advisory Board - Central Indiana.

John W. Ryan	77	1996	Private investor; Chancellor of the State University of New York Systems from 1996 through 1999; President of Indiana University from 1971 through 1987.
Steven M. Schmidt	52	2005	President & CEO, ACNielsen; EVP, VNU Marketing Information New York, NY; formerly President of Pillsbury Foods, Canada. Has also held senior executive posts with Pepsi-Cola and Procter & Gamble.
Edward W. Wilhelm	48	2006	Currently Chief Financial Officer of Borders Group, Inc.; held a number of senior financial positions at Borders Group, Inc. since 1994.
James Williamson, Jr	75	1985	Private investor.

The Board has determined that all of the nominees standing for election at the 2007 Annual Meeting, other than Messrs. Dunn, Gilman and Kelley, are “independent” within the meaning of the listing standards of The New York Stock Exchange because none of those nominees has, directly or indirectly, any material relationship with the Company. The Board has made these determinations after considering the following:

1)	None of the independent nominees for director is an officer or an employee of the Company or its subsidiaries or affiliates, nor has been such an employee within the prior three years.
2)
None of the independent nominees for director has received, nor has an immediate family member of such nominees received during any twelve month period in the last three years more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service.

3)	None of the independent nominees for director or any member of their immediate family is or within the past five years has been affiliated with the Company’s external auditor.
4)
None of the independent nominees for director or any member of their immediate family have within the last three years been employed as an executive officer of another company on which company’s Compensation Committee one of the Company’s present executive officers served.

5)
None of the independent nominees for director is a current employee or has an immediate family member who is a current executive officer of a company that in any of the last three fiscal years has done business with the Company in an amount of $1 million or 2% of such other company’s consolidated gross revenues.

6)
None of the independent nominees for director serves as a director, trustee, executive officer or similar position of a charitable or non-profit organization to which the Company or its subsidiaries made charitable contributions or payments in fiscal year 2006 in excess of $1 million or 2% of the organization’s consolidated gross revenues.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors held five meetings during fiscal year 2006. The Board has five standing committees: an Executive Committee, a Personnel/Benefits Committee, an Audit Committee, a Compensation Committee, and a Nominating/Corporate Governance Committee.

The Executive Committee may, between meetings of the Board of Directors, exercise all of the powers of the Board of Directors except as otherwise provided by law. During the fiscal year ended September 27, 2006, the Executive Committee met three (3) times. Mr. Williamson serves as Chairman and Mr. Risk and Dr. Ryan serve as members of the Executive Committee.

The Audit Committee, among other duties, serves in an oversight role intended to ensure the integrity and objectivity of the Company’s financial reporting process. It operates under a written charter which was approved by the Board, a copy of which is attached hereto as Appendix A and is also available at the Company’s website (www.steaknshake.com) or by written request to the Corporate Secretary at the address on the front page of this proxy statement. The Committee meets with representatives of management and the independent auditors to review matters of a material nature related to auditing, financial reporting, internal accounting controls and audit results. The Audit Committee is also responsible for making determinations regarding the independence and selection of the Company’s independent auditors. See “Report of the Audit Committee,” below. During the fiscal year ended September 27, 2006, the Audit Committee met seven (7) times. Mr. Risk serves as Chairman of the Committee and Mr. Lanham, Mr. Schmidt and Dr. Ryan served as members for the entire year. Mr. Wilhelm was appointed to the Committee on March 20, 2006 and will assume Chairmanship of the Committee on Mr. Risk’s retirement from the Board on February 7, 2007. Each member of the Audit Committee is “independent” as that term is defined in Rule 10A-3 of the Exchange Act and the listing standards for the New York Stock Exchange. In addition, the Board of Directors has determined that Mr. Risk and Mr. Wilhelm qualify as “audit committee financial experts” as that term is defined in Item 401(h)(2) of Regulation S-K.

The Compensation Committee is charged with establishing the compensation for the Company’s Chief Executive Officer and the other executive officers, as well as administering incentive and equity-based compensation plans. See “Report of the Compensation Committee” below. The Compensation Committee met five (5) times during fiscal 2006. Mr. Williamson serves as Chairman of the Compensation Committee and Mr. Lanham, Dr. Person, Mr. Wilhelm, Mr. Schmidt and Dr. Ryan served on the committee during fiscal year 2006. Mr. Wilhelm was appointed on March 20, 2006. Each member of the Committee is “independent” as that term is defined in the listing standards of the New York Stock Exchange. The Committee operates under a written charter approved by the Board of Directors, a copy of which is available on the Company’s web site (www.steaknshake.com) or by written request to the Corporate Secretary at the address on the front page of this proxy statement.

The Nominating/Corporate Governance Committee is charged with making recommendations regarding the nomination of appropriate individuals for election to the Board of Directors, overseeing the Company’s Corporate Governance Guidelines, allocating Board resources to various committees and evaluating the performance of the Board, its Committees and its individual members. Dr. Ryan is the Chairman of the Committee and Messrs. Lanham, Risk and Schmidt served on the Committee during fiscal 2006. During fiscal year 2006 the Committee met five (5) times. The Committee operates under a written charter that was approved by the Board of Directors, a copy of which may be obtained on the Company’s web site (www.steaknshake.com) or by written request to the Corporate Secretary at the address on the front page of this proxy statement. Each member of the Committee is “independent” as that term is defined in the listing standards of the New York Stock Exchange.

The Nominating/Corporate Governance Committee has promulgated Corporate Governance Guidelines, which are available on the Company’s web site at www.steaknshake.com. Shareholders may also obtain a copy free of charge by directing a request to the Corporate Secretary at the address on the front page of this proxy statement.

The Nominating/Corporate Governance Committee identifies nominees for director from various sources, including, without limitation, its members, other directors, senior management, shareholders and third party consultants. Candidates are evaluated based on their credentials and the then-current needs of the Board and the Company. Of particular importance are the candidate's experience, judgment, integrity, ability to make independent inquiries, understanding of the Company's business environment and willingness and ability to devote adequate time to Board activities. The Nominating/Corporate Governance Committee will identify nominees who meet specific objectives in terms of the composition of the Board, such as financial expertise, and may take into account such factors as geographic, occupational, gender, race and age diversity. In the past year the Committee used a third party search firm (the “Search Firm”) to perform a national search to identify qualified individuals to serve on the Company’s Board. Mr. Wilhelm was one such individual identified by the Search Firm. The Search Firm supplied the Board with Mr. Wilhelm’s resume and other background information regarding his business and other relevant experience. After Messrs. Gilman, Williamson, Risk and Dunn and Dr. Ryan interviewed Mr. Wilhelm and reviewed the information provided by the Search Firm, it was determined that he brought several attributes that would strengthen the Board. Included among those attributes were the fact that he was a “financial expert” under New York Stock Exchange Listing Standards, had important experience as Chief Financial Officer of a large public company and had extensive experience in the retail industry. Based on these attributes and the feedback resulting from interviews with him, Dr. Ryan nominated Mr. Wilhelm for election to the Board.

Shareholders who wish to recommend to the Nominating/Corporate Governance Committee a candidate for election to the Board of Directors at the annual meeting should send their suggestions to the Corporate Secretary at the address shown on the first page of this Proxy. The Corporate Secretary will promptly forward all such letters to the members of the Committee. In order for director nominations to be properly brought before an annual meeting by a shareholder, timely notice must be given by the shareholder to the Corporate Secretary. To be timely, the notice must be delivered at the above address not less than 120 days prior to the date the Company mailed proxy materials for the preceding year's annual meeting.

Nominations for directors must include the following information: (i) a statement of the nominee’s qualifications; (ii) all information required to be disclosed in the solicitation of proxies for elections of directors pursuant to Regulation 14A of the Securities Exchange Act of 1934; (iii) the name and address of the shareholder making the nomination; (iv) a representation that the shareholder is a holder of Company's common stock and intends to appear at the meeting to make the nomination; (v) a description of all arrangements or understandings among the shareholder and the nominee; and (vi) the written consent of the nominee to serve as a director if so elected. Other than the submission requirements set forth above, there are no differences in the manner in which the Nominating/Corporate Governance Committee evaluates a nominee for director recommended by a shareholder.

The Personnel/Benefits Committee makes determinations and recommendations to the Board of Directors regarding personnel policies and employee benefit plans, administers the Company’s 401k and Profit Sharing Plan and performs such other functions with respect to personnel and benefit matters as may be requested by the Board. The Personnel/Benefits Committee met two (2) times during fiscal 2006. Mr. Lanham is Chairman of the Committee and Dr. Person and Mr. Kelley are members, together with Mr. Blade, Senior Vice President and Chief Financial Officer, Mr. Reinwald, Executive Vice President, Ms. Crosby, Senior Vice President of Human Resources, and Ms. B. Charlene Boog, Associate Vice President, Administration. Mr. Gilman and Mr. Dunn serve as ex officio members of the Committee. Mr. Lanham is not standing for reelection to the Board and will be replaced as Chairman by Mr. Kelley after Mr. Lanham’s term expires. Ms. B. Charlene Boog retired from the Company on September 29, 2006 and will no longer serve on the Committee.

During fiscal year 2006 no director attended less than 75% in the aggregate of: (i) the total meetings of the Board of Directors, and (ii) the total number of meetings held by all Board committees on which he or she served. Directors are expected to attend the Annual Meeting of Shareholders and all attended the 2006 Annual Meeting of Shareholders.

Pursuant to the listing requirements of the New York Stock Exchange, the non-management directors of the Company met in four sessions without management during the 2006 fiscal year. Mr. Williamson, the Lead Outside Director, presides over these meetings of the Outside Directors. Interested parties may communicate directly with the presiding director or with the non-management directors as a group via letter directed to Mr. Williamson at the address shown on the first page of this Proxy.

SHAREHOLDER COMMUNICATION WITH THE BOARD

The Board has implemented a process whereby shareholders of the Company and other interested parties may send communications to the Board's attention. Any shareholder or interested party desiring to communicate with the Board, or one or more specified members thereof, should communicate in a writing addressed to the Board, or specified directors, to the Corporate Secretary at the address shown on the first page of this Proxy. The Secretary has been instructed by the Board to promptly forward all such communications to the specified addressees thereof.

COMPENSATION OF DIRECTORS

With the exception of Messrs. Williamson and Risk and Dr. Ryan (whose compensation is summarized below) during fiscal year 2006, all non-employee directors received an annual fee of $22,000. Non-employee directors also receive fees of $3,500 per board meeting attended, $1,250 for each committee meeting attended that was not held in conjunction with a Board of Directors’ meeting and $500 for each committee meeting attended that was held in conjunction with a Board of Directors’ meeting. Mr. Risk was paid an annual fee of $40,000 for his services as Chairman of the Audit Committee. Mr. Williamson was paid an annual fee of $45,000 for his services as Chairman of the Executive Committee, Chairman of the Compensation Committee and Lead Outside Director. Dr. Ryan was paid an annual fee $35,000 for his services as Chairman of the Nominating/Corporate Governance Committee. Directors who are employees of the Company are not paid for their services on the Board. In the fiscal year ended September 27, 2006, the total compensation paid to non-employee directors was $393,084. In addition, the ordinary and necessary expenses the members of the Board of Directors incurred in attending board and committee meetings are reimbursed by the Company. All non-employee directors are also eligible to participate in the Company’s medical reimbursement plan, which provides reimbursement up to $3,500 per year for otherwise unreimbursed medical costs. Finally, all non-employee directors are entitled to reimbursement of 75% of the cost of their personal tax preparation, up to a maximum reimbursable amount of $1,250.

The Company also believes in compensating its non-employee directors on a basis tied to increases in the value of the Company’s stock. The Company has had director stock option plans (the “Director Plans”) in place since 1990 which provide for non-discretionary grants of nonqualified stock options to the non-employee directors of the Company at a price equal to the fair market value of the Common Stock on the date of grant. Options granted under the Director Plans prior to November 7, 2005 are exercisable as to 20% on the date of grant and 20% on each anniversary thereof until fully exercisable and expire five years from the date of grant. Options granted under the Director Plans after November 7, 2005 are exercisable as to 25% on the first anniversary of the grant and each year thereafter until fully vested. These options expire ten years after the date of grant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As reported in the Form 8-K filed on September 27, 2005, on September 21, 2005, the Company’s wholly owned subsidiary, Steak n Shake Operations, Inc., (“SNS Operations”) entered into a Multiple Uniform Franchise Agreement, a Contract for the Sale and Use of Real Estate and a Personal Property Sales Agreement with Reinwald Enterprises Emory, LLC, and Reinwald Enterprises Wild Geese, LLC (collectively the "Franchisee"). Gary T. Reinwald, an Executive Vice President of the Company, is a member of both limited liability companies and holds the majority of the equity in the Franchisee.

Under the Franchise Agreement, the Franchisee will operate two restaurants located in the Knoxville, Tennessee DMA which were formerly operated by SNS Operations. Under the Contract for the Sale and Use of Real Estate, SNS Operations transferred its ownership and leasehold rights in the restaurants to the Franchisee. Under the Personal Property and Sales Agreement, SNS Operations transferred ownership of all personal property located in the restaurants to the Franchisee. The aggregate consideration paid by Franchisee for the agreements was $1,800,000. Since the transaction, the Franchisee has (and will continue to) pay routine continuing franchise, royalty and other fees.

As described in its November 11, 2004 Form 8-K and press release, the Company merged SNS Merger Corporation, a subsidiary of SNS Operations with Kelley Restaurants, Inc. (“KRI”) on December 29, 2004 for $16,082,000, after adjustment for working capital and debt repayment. Ten percent of the adjusted purchase price was deposited in escrow for up to 24 months from the closing of the transaction in order to satisfy indemnification claims. In fiscal 2006, $1,692,618 was distributed from the escrow to the shareholders of KRI and the remaining balance is expected to be distributed by the end of December 2006, after this proxy is mailed. Mr. Kelley served as President and a director, and Mr. Williamson and Mr. Gilman served as directors, of KRI and all were likewise shareholders of KRI. Mr. Lanham was also a shareholder of KRI.

Pursuant to an employment agreement entered into in connection with the KRI transaction (the “Kelley Employment Agreement”), Mr. Kelley became a full-time employee of the Company for ---28 months, ending on April 20, 2007. Under the Kelley Employment Agreement, Mr. Kelley receives an annual salary of $205,000 per year and will be entitled to a bonus of $57,000 if he is still employed on April 20, 2007. As disclosed in the Form 8-K filed on March 30, 2006, the Company extended Mr. Kelley’s employment with the Company from April 20, 2007 through and including July 13, 2009 (the “Amended Employment Agreement”). During the term of the Amended Employment Agreement he will earn an annual salary of $75,000, receive normal and customary employee benefits provided by the Company to other employees and receive the use of a Chrysler Pacifica mini van.

The negotiations for the merger were conducted between the Company’s Acquisitions Committee (a temporary Committee of the Board of Directors consisting of Mr. Risk (Chairman), Drs. Ryan and Person, and Messrs. Dunn and Steven Goldsmith (a former member of the Board)) and Wayne Kelley. Messrs. Gilman, Williamson and Lanham did not participate in negotiations or provide any input to either party regarding the terms of the merger, other than to the extent they voted in favor of the merger in their capacity as shareholders or directors of KRI. The members of the Acquisitions Committee determined that Messrs. Williamson and Lanham remained independent after the transaction by applying the standards set forth in NYSE Listing Standard 307.00 after considering that the related party transaction was an isolated, not ongoing event, that neither Mr. Williamson nor Mr. Lanham obtained a material portion of their personal wealth from the transaction, and that neither of them participated in any manner in the Company’s consideration or negotiation of the transaction.

The Company obtained an independent fairness opinion and believes that the terms of the merger were on terms no less favorable to the Company than would have been available in the absence of the relationships described.

COMPENSATION OF EXECUTIVE OFFICERS

The following table shows the compensation paid to the Company’s Chief Executive Officer and its other four most highly compensated executive officers (the “Named Executive Officers”) for the last three fiscal years:

Summary Compensation Table

		Annual Compensation		Long-Term Compensation
	Fiscal Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($) (1)	Stock Options(#) (2)	LTIP Payouts ($) (3)	All Other Compensation ($) (4)
Alan B. Gilman Chairman	2006 2005 2004	500,000 500,000 500,000	0 89,024 335,023	None None 186,250	25,000 25,000 32,877	0 0 30,625	29,065 40,292 20,692
Peter Dunn President; Chief Executive Officer	2006 2005 2004	596,154 500,000 463,846	0 226,608 335,023	668,725 350,000 298,000	39,999 25,000 45,000	57,600 0 0	29,600 33,117 16,237
Jeffrey Blade Senior Vice President, Chief Financial Officer	2006 2005 2004	219,231 300,000 165,000	0 71,815 97,764	209,640 208,000 163,795	20,200 16,500 12,000	0 0 0	15,970 18,827 3,650
Gary Reinwald Executive Vice President	2006 2005 2004	245,000 245,000 245,000	0 41,367 84,871	118,796 157,500 134,100	11,500 7,400 20,852	0 0 20,825	13,634 18,766 12,905
Gary Walker Senior Vice President	2006 2005 2004	242,827 240,000 205,000	0 57,207 74,477	179,941 152,125 104,300	17,300 15,757 11,000	0 0 17,150	13,024 16,103 16,808

(1) The amounts shown in this column represent the market value of the restricted stock awarded under the Company’s Capital Appreciation Plan and were calculated by multiplying the closing market price of the Company’s Common Stock on the date of award by the number of shares awarded. The number and value of the aggregate unvested restricted stock holdings of each of the Named Executive Officers as of September 27, 2006 (based on a closing market price of $17.28 on that date) are as follows: Mr. Gilman, 12,500 shares ($216,000); Mr. Dunn, 77,500 shares ($1,339,200); Mr. Blade, 32,000 shares ($552,960); Mr. Reinwald, 24,800 shares ($428,544) and Mr. Walker, 25,900 shares ($445,824). The shares of Common Stock are issued at the time of the award; however, these shares may not be transferred for a period of three years thereafter and are forfeited to the Company if the grantee is not employed by the Company (except for reasons of retirement, permanent disability or death) at the end of the period. The amounts do not reflect the cash value of book units awarded in tandem with the restricted Common Stock, which is included in the column entitled “LTIP Payouts” when paid. The recipient of the award is entitled to any dividends paid on outstanding Common Stock subsequent to the date of the award.

(2) Options granted prior to October 1, 2005 under the employee stock option plans provide for a reload option (the “Reload Option”) in the event the optionee surrenders other shares of the Company’s Common Stock in payment for option shares, in whole or in part. Any such Reload Option (i) will be for a number of shares equal to the number of shares so surrendered; (ii) will have an expiration date which is 5 years from the Reload Option issuance date; (iii) will be fully exercisable on the date of grant, and (iv) will have an exercise price equal to the average market price of the Company’s Common Stock on the five (5) business days before the shares were surrendered to exercise the option. There is no Reload Option with respect to the exercise of a Reload Option. Mr. Gilman’s 2004 grant was 25,000 options, with a reload option granted in an amount of 7,877 options. His 2005 grant was 25,000 options and his 2006 grant was for 25,000 options. Mr. Dunn’s 2004 grant was for 45,000 options. His 2005 grant was for 25,000 options and his 2006 grant was for 30,000 options with a reload option grant in an amount of 9,999 options. Mr. Blade’s 2004 grant was the grant of 12,000 options and his 2005 grant was for 16,500 options. His 2006 grant was for 20,200 options. Mr. Reinwald’s 2004 grant was the grant of 16,000 options, with a reload option grant in an amount of 4,852 options, and his 2005 grant was for 7,400 options. His 2006 grant was for 11,500 options. Mr. Walker’s 2004 grant was the grant of 11,000 options and his 2005 grant was for 12,500 options with a reload of 3,257 options. His 2006 grant was for 17,300 options. More information regarding the fiscal 2006 stock option grants to the Named Executive Officers is set forth in the Option/SAR Grants in Last Fiscal Year table which follows.

(3) Includes cash value paid in respect of book units. Book units are awarded in tandem with restricted stock grants under the Company’s Capital Appreciation Plan. They provide for a cash payment at the end of the three-year vesting period equal to: (i) the sum of the cumulative increase in the Company’s earnings per share over the vesting period, and (ii) any dividends paid over the vesting period.

(4) Other Compensation Includes: (i) amounts payable pursuant to the Company’s executive medical reimbursement plan which provides for payment of certain medical expenses, as defined, of up to $3,500 for each calendar year, (ii) amounts paid by the Company for or on behalf of each executive with respect to group life insurance premiums for coverage in excess of $50,000, (iii) amounts of annual profit sharing contributions by the Company to the accounts of the Named Executive Officers under the Company’s Employee 401k and Profit Sharing Plan and Nonqualified Deferred Compensation Plan, and (iv) amounts of matching contributions made under the Company’s 401k and Profit Sharing Plan and Nonqualified Deferred Compensation Plan, which match 50% of up to 6% of total salary deferred into these plans.

SEPARATION AGREEMENTS WITH EXECUTIVE OFFICERS

The Company has agreed that if Mr. Gilman leaves the Company’s employment for any reason other than retirement or termination by the Company for cause, he will be paid at his base compensation rate on the date of termination for a period of nine months thereafter. The Company has agreed that if Mr. Dunn leaves the Company’s employment for any reason other than termination for malfeasance or retirement, he will be paid at his base compensation rate on the date of termination for a period of 12 months thereafter. The Company has agreed that if Mr. Blade leaves the Company for any reason except termination for just cause he will be paid 10 months of his then-current salary, a prorated portion of any bonus to which he would have been entitled that year, and outplacement assistance for 10 months.

The following table presents information for the Named Executive Officers who received stock options during fiscal 2006 under the Company’s employee stock option plans:

Options/SAR Grants in Last Fiscal Year

 Securities Percentage of  Potential Realizable
Underlying Total Options  Value at Assumed Annual
Number of  Granted to  Rates of Stock Price
Options  Employees in  Exercise Price  Expiration  Appreciation for Option Term (1)
 Name  Granted Fiscal 2006   ($ per share)  Date  5% ($) 10% ($)

Alan B. Gilman	25,000	6.8%	17.47	2/8/16	274,750	696,000
Peter M. Dunn	30,000	8.2%	17.47	2/8/16	329,700	835,200
Gary T. Reinwald	11,500	3.1%	17.47	2/8/16	126,385	320,160
Peter Dunn (Reload Option)	9,999	2.7%	16.96	12/23/10	46,895	103,490 (2)
Gary Walker	17,300	4.7%	17.47	2/8/16	190,127	481,632
Jeff Blade	20,200	5.5%	17.47	2/8/16	221,998	562,368

(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates as required by the Securities and Exchange Commission and should not be considered a reliable forecast of future appreciation, if any, of the Company’s stock price. As an example, the Company’s per share stock price would be $28.46 and $45.31 if increased by 5% and 10%, respectively, compounded annually over a ten-year option term on a grant price of $17.47.

(2) These Reload Options vest immediately and expire five (5) years after the date of grant. The example is based on a per-share stock price of $21.65 and $27.31 if increased by 5% and 10% respectively, compounded over the five-year term on a grant price of $16.96.

The following table presents certain information for the Named Executive Officers relating to exercises of stock options during fiscal year 2006 and, in addition, information relating to the valuation of unexercised stock options:

Aggregated Option Exercises In
Fiscal 2006 and Fiscal Year End Option Values

Number of Shares Underlying  Value of Shares Underlying
Number of Dollar  Unexercised Options On  Unexercised Options On
Shares Acquired Value September 27, 2006 September 27, 2006 (2)
 Name  on Exercise Realized (1) Exercisable Unexercisable Exercisable Unexercisable

Alan B. Gilman	5,000	41,250	139,558	50,000	267,504	1,400
Peter M. Dunn	15,850	99,538	47,149	67,000	34,846	46,761
Gary T. Reinwald	0	0	66,560	22,340	200,174	896
Gary S. Walker	0	0	36,857	29,200	64,174	616
Jeff A. Blade	0	0	13,800	34,900	0	0

(1) Based on the New York Stock Exchange closing price of the Company’s Common Stock on the date of exercise.
(2) Based on the New York Stock Exchange closing price of the Company’s Common Stock on September 27, 2006, of $17.28 per share.

The following table presents certain information for the Named Executive Officers relating to the grant of book units pursuant to the Company’s Capital Appreciation Plan during fiscal year 2006 and information relating to the valuation of those grants:

Long-Term Compensation Plan - Awards In Last Fiscal Year

	Shares, Units Or Other Rights (1)	Performance or Other Period Until Maturation Or Payout	Threshold	Estimated Future Payouts Under Non- Stock Price-Based Plans Target	Maximum
Alan B. Gilman	0	N/A	N/A	N/A	N/A
Peter M. Dunn	37,500	3 years	N/A	N/A	N/A
Jeff A. Blade	12,000	3 years	N/A	N/A	N/A
Gary T. Reinwald	6,800	3 years	N/A	N/A	N/A
Gary S. Walker	10,300	3 years	N/A	N/A	N/A

(1) This represents the number of shares of the Company’s Common Stock underlying the book units. A book unit is issued in tandem with a share of restricted stock and provides for a cash payment at the end of the three-year vesting period equal to: (i) the sum of the cumulative increase in the Company’s earnings per share over the vesting period and (ii) any dividends paid over the vesting period.

REPORT OF THE COMPENSATION COMMITTEE

The compensation of the Company’s executive officers is determined by the Compensation Committee of the Board of Directors. A sub-Committee consisting of all Committee members except Mr. Williamson considers and approves equity and bonus compensation for the Named Executive Officers, which is intended to qualify as “performance based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The following report with respect to certain cash and stock compensation paid or awarded to the Company’s executive officers, including the Named Executive Officers, during fiscal 2006 is furnished by the directors who comprise the Compensation Committee.

Compensation Philosophy and Practices

The Company’s compensation programs for executives are intended to enable the Company to attract, motivate, reward and retain the high level management talent required to achieve corporate objectives and, thereby, increase shareholder value. It is the Company’s policy to provide cash and stock incentives to its senior management to achieve both short-term and long-term objectives and to reward exceptional performance and contributions to the success of the Company’s business. To attain these objectives, the Company’s executive compensation program includes a competitive base salary, coupled with an added cash incentive bonus, which is “at risk” based on the performance of the Company’s business, as reflected in the achievement of predetermined financial and operational objectives. In addition, awards may be made under the Company’s Capital Appreciation Plan to a select group of executives and under the Company’s employee stock option plans to a broader group of management employees, based upon the potential contributions of each to the long-term profitability and growth of the Company’s business. As a general matter, as an executive officer’s level of management responsibility in the Company increases, a greater portion of his or her potential total compensation depends upon the Company’s performance as measured by the attainment of defined financial and operational performance objectives. In addition, all eligible Company employees, including its eligible executive officers and Named Executive Officers, participate in the matching component of the Company’s 401k and Profit Sharing Plan and the Company’s Non-qualified Deferred Compensation Plan.

Relationship of Compensation to Performance

From time to time, the Committee establishes the salaries which will be paid to the Company’s executive officers. In setting base salaries, the Committee takes into account a number of factors, including competitive compensation data, the extent to which an individual may participate in the incentive compensation plans maintained by the Company, and qualitative factors bearing on an individual’s experience, responsibilities, management and leadership abilities and job performance.

In connection with its compensation determinations, the Company utilizes the Towers Perrin Annual Chain Restaurant Compensation survey and other studies that become available. These studies provide reference points for the Committee in establishing compensation programs for the Company’s executive officers, Named Executive Officers and other management which are appropriate and competitive within the industry.

The Committee also determines the terms of the Company’s Incentive Bonus Plan, in which the executive officers participate. In doing so, the Committee reviews management’s plans for the Company’s growth and profitability, determines the criteria for bonus awards, including the bonus percentage level for each executive, and recommends to the Board the level of attainment of financial performance objectives by the Company for awards to be made under the Plan.

During fiscal 2006 no payments were made pursuant to the Company’s annual Incentive Bonus Plan, as the Company failed to meet the same store sales and earnings targets established by the Committee. Each year the Board establishes, in advance, targeted earnings and sales growth goals. Each executive job classification has a specific bonus percentage level ascribed to it based on the level of responsibility that it requires, the impact it can have on the business and prior performance by the associate. Bonuses are determined based on the Company’s actual earnings and sales results as compared to the targeted goals. No bonus is paid for performance below a minimum threshold, and the payment is reduced substantially for performance below the targets. The maximum amount payable under the bonus plan is 2.5 times the individual bonus percentage level, if performance is substantially above the targeted earnings and sales goals.

Stock Option Awards

Stock options are granted to key employees by the Committee under the Company’s employee stock option plans (the “Plans”). The number of shares subject to options granted to each individual generally depends upon his or her level of management responsibility. The largest grants are awarded to the employees who, in the view of the Committee, have the greatest potential to impact the Company’s profitability and growth and increase shareholder value. Options under the Plans may be either incentive stock options or nonqualified stock options, at the discretion of the Committee (and subject to Section 422 limits), and are granted at an exercise price equal to 100% of the fair market value of the Company's Common stock on the date of the grant. The Committee has discretion, as limited by the Plans, as to the duration of the option exercise period and the vesting of the right to exercise the options within that period. Options granted prior to September 28, 2005 are exercisable as to 20% on the date of grant and 20% on each anniversary of the date of grant thereafter until fully exercisable, with the exception of reload options, which are fully exercisable on the date of grant. Options granted after September 28, 2005 do not provide for a reload option and are exercisable as to 25% on the first anniversary of the grant and each anniversary thereafter until fully exercisable.

Reload options represent an option to purchase the same number of shares of the Company’s Common Stock that were used by the grantee to pay the exercise price of any original option grant. A Reload Option is not granted upon the exercise of a reload option, however. The majority of outstanding options expire five years from the date of grant, with the exception of options granted on April 29, 1998, May 6, 1999 and those granted after September 28, 2005, which expire ten years from the date of grant. Stock option awards to the Named Executive Officers over the past three fiscal years are disclosed in the Summary Compensation Table.

Restricted Stock Awards

Restricted stock awards under the Company’s Capital Appreciation Plan may be granted by the Committee to executive officers and other key employees of the Company. The number of restricted shares and book units awarded are intended to serve as a reward and retention vehicle and are based on the Board’s evaluation of the potential contributions of each grantee to the long-term profitability and growth of the Company. The grantee holds all of the ownership rights to the stock from the date of grant, including the right to vote the stock, but may not transfer or assign the stock during a period of three years following the date of the grant. These shares are forfeited to the Company if the grantee is not employed by the Company (except for reasons of retirement, permanent disability or death) at the end of the period. Book units granted in conjunction with the shares are paid in cash at the end of the forfeiture period in an amount equal to the sum of the aggregated quarterly earnings per share and the dividends paid per share during the forfeiture period, as adjusted for stock dividends and/or splits. Restricted stock awards granted to the Named Executive Officers over the past three fiscal years are disclosed in the Summary Compensation Table.

Compensation of the Chief Executive Officer

Peter M. Dunn (President and Chief Executive Officer) is eligible to participate in the Company’s equity plans. Mr. Dunn’s fiscal year 2006 compensation was determined by the Committee and the Board of Directors in accordance with the criteria described in the “Relationship of Compensation to Performance,” “Stock Option Awards” and “Restricted Stock Awards” sections in this report. Effective October 1, 2006, his base salary was $600,000 and he received no bonus.

The Compensation Committee’s Policy Regarding the Deductibility of Compensation

Pursuant to Code Section 162(m), publicly held corporations are prohibited from deducting compensation paid to the named executive officers, as of the end of the fiscal year, in excess of $1 million unless the compensation is “performance based”. It is the Compensation Committee’s policy that the compensation paid to executive officers qualified for deductibility to the extent not inconsistent with the Company’s fundamental compensation policies. In furtherance of this policy, the Company obtained shareholder approval for the 2006 Incentive Bonus Plan (which remains in effect through fiscal 2010) to satisfy the performance based compensation requirements of Code Section 162(m).

The foregoing report is respectfully submitted by the members of the Compensation Committee:

James Williamson, Jr., Chairman, Charles E. Lanham, Dr. Ruth J. Person, Dr. John W. Ryan, Steven M. Schmidt and Edward W. Wilhelm.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. Management is responsible for the Company’s internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing report thereon and on the Company’s internal controls. The Audit Committee’s responsibility is to monitor and oversee these processes.

During fiscal year 2006 the Audit Committee fulfilled its responsibilities generally as outlined in the charter through periodic meetings with the Company’s independent auditors, internal auditors and the Company’s management. It also reviewed and discussed the Company’s quarterly earnings press releases, consolidated financial statements and related periodic reports filed with the SEC. It also reviewed the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s attestation opinion about management’s assessment of the effectiveness of its internal control over financial reporting. Finally, it reviewed with the independent auditors the audit plan and scope. In addition, J. Fred Risk, the chairman of the Audit Committee, as a representative of the Audit Committee, discussed the interim financial information contained in each quarterly 10-Q filing with the Company’s independent auditors and management prior to the public release of each.

The Audit Committee has reviewed the Company’s audited financial statements for the fiscal year ended September 27, 2006 and discussed them with management and the Company’s independent auditors. The Audit Committee’s review included discussion with the independent auditors of the matters required to be discussed pursuant to the Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent auditors as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent auditors that firm’s independence. More information regarding the Company’s independent auditors is contained below.

Based upon the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representations of management and the independent auditors, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended September 27, 2006, to be filed with the Securities and Exchange Commission.

Pursuant to its charter, the Audit Committee selected Deloitte & Touche, LLP as the Company’s auditors for fiscal year 2007.

The foregoing report is respectfully submitted by the members of the Audit Committee:

J. Fred Risk, Chairman, Charles E. Lanham, Dr. John W. Ryan, Steven M. Schmidt and Edward W. Wilhelm.

COMPANY PERFORMANCE

The graph below compares for each of the last five fiscal years the cumulative total return of the Company, the S&P 500, the S&P SmallCap 600 and the S&P Restaurants Indices. The Company is included among the companies comprising the S&P SmallCap 600, a major market index. The S&P Restaurants Index is included in the graph in order to provide a more direct comparison of the Company’s returns to those of other companies in the restaurant business. The cumulative total returns displayed below have assumed $100 invested on September 30, 2001, in the Company’s Common Stock, the S&P 500, the S&P SmallCap 600 and the S&P Restaurants Indices, and reinvestment of dividends paid since September 30, 2001.

Equity Compensation Plan Information

The following table provides information regarding the Company’s current equity compensation plans as of September 27, 2006. The information in this table does not include the Common Stock to be issued under the 2007 Non-Employee Director Restricted Stock Plan, which is subject to approval at the Annual Meeting and discussed more fully herein.

Equity Compensation Plan Information

            Weighted-Average         Number of Securities
Number of Securities     Exercise Price of         Remaining Available for
To be Issued Upon     Outstanding         Future Issuance Under
Exercise of          Options,                Equity  Compensation Plans
Outstanding Options     Warrants and            (Excluding Securities
Plan Category        Warrants and Rights        Rights                Reflected in First Column)

Equity compensation plans approved
by shareholders(1)     1,926,302             13.52       1,609,990(2)
Equity compensation plans not approved
by shareholders(3)            5,000           9.99        0
TOTAL

(1) Consists of 1997 and 2006 employee stock option Plans, 2003, 2004 and 2005 Director Stock Option Plans, 1997 Capital Appreciation Plan, as amended and restated, and the 1992 and 2006 Employee Stock Purchase Plans.
(2) The Capital Appreciation Plan provides for tandem awards of restricted stock and book units. As of September 27, 2006, 275,122 shares remained available for issuance pursuant to awards under that plan.
(3) Consists of the 2002 Director Stock Option Plan.

2. RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected Deloitte & Touche LLP ("Deloitte") as the Company’s independent auditor for the Company’s fiscal 2007 audit. Deloitte also served as independent auditor for fiscal years 2004, 2005 and 2006.

If a majority of shareholders voting do not ratify the selection of Deloitte, the Audit Committee will reconsider its choice of independent auditors, taking into consideration the views of the shareholders, and may (but will not be required to) appoint a different auditor for fiscal 2007.

Representatives of Deloitte will be present at the Annual Meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions. A synopsis of the fees paid to Deloitte and services provided by it are set forth below.

Independent Auditors’ Fees

Deloitte has advised the Company that they have billed or will bill the Company the below-indicated amounts for the following categories of services for each of the Company's last two fiscal years.

2006 FISCAL YEAR

TYPE OF FEE	Fiscal 2006	Fiscal 2005

Audit Fees (1)	$341,839	$370,875
Audit-Related Fees (2)	$ 15,000	$21,900
Tax Fees (3)	$ 0	$25,000
All Other Fees (4)	$ 19,525	$18,126

Total Fees for the Applicable Fiscal Year	$ 376,364	$435,901

(1) Audit fees include fees for services performed for the audit of the Company's annual financial statements including services related to Section 404 of the Sarbanes-Oxley Act and review of financial statements included in the Company's 10-Q filings and S-8 Registration statement, comment letters and services that are normally provided in connection with statutory or regulatory filings or engagements.
(2) Audit-Related Fees include fees for assurance and related services performed that are reasonably related to the performance of the audit or review of the Company's financial statements. This includes the audit of the Company’s 401k and Profit Sharing Plan.
(3) Tax Fees are fees for services performed with respect to tax compliance, tax advice and tax return review.
(4)  All Other Fees are fees for other permissible work that does not meet the above category descriptions. This includes an online research subscription and sales and use tax software.

Pre-approval Policy

The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent auditor. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditor and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. In fiscal 2006, the Audit Committee approved the non-audit services performed by Deloitte & Touche described in the prior section.

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE, LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING SEPTEMBER 26, 2007.

3. APPROVAL OF THE 2007 NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN

On November 7, 2006, the Board of Directors adopted the 2007 Non-Employee Director Restricted Stock Plan (the “Director Restricted Stock Plan”), subject to the approval of the Company’s shareholders at the Annual Meeting of Shareholders. The purpose of the Director Restricted Stock Plan is to provide newly elected or appointed non-employee directors with 1,000 shares of Company Common Stock, the transfer of which is restricted for three years after the date of grant. The Board of Directors considers the Director Restricted Stock Plan to be both a recruiting and retention tool and a way to align the non-employee directors’ interests with the interests of the shareholders from the first day of a new director’s service on the board.

Under the Director Restricted Stock Plan, a non-employee director elected or appointed after January 1, 2005 is eligible to receive 1,000 shares of Company Common stock on the date of his/her election or appointment. Accordingly, no currently seated non-employee directors, except for Messrs. Schmidt and Wilhelm, will be eligible for awards under the Director Restricted Stock Plan. The shares will be registered in the director’s name and he/she will be able to vote the shares and participate in any stock splits or dividends, but will not be able to transfer the shares for a period of three years after the date of the grant. The shares are forfeited to the Company if the grantee is not serving as a director of the Company (except for reasons of retirement, permanent disability, or death) at the end of the period. The Director Restricted Stock Plan will expire on December 31, 2015, but shares granted thereunder will survive its expiration. The maximum number of shares of Common Stock reserved for issuance under the Director Restricted Stock Plan is 20,000 shares, subject to adjustment for stock splits and dividends. The closing market value of the Company’s Common Stock on December 5, 2006 was $17.29.

Recipients of shares under the Director Restricted Stock Plan will also receive a number of book units equal to the number of restricted shares they receive. A book unit provides for a cash payment at the end of the three-year vesting period equal to: (i) the sum of the cumulative increase in the Company’s earnings per share over the vesting period and (ii) any dividends paid over the vesting period.

A copy of the Director Restricted Stock Plan has been included as Appendix B to this proxy statement and the foregoing discussion is qualified in its entirety by reference to that Appendix.

The grant of awards under the Director Restricted Stock Plan is entirely within the discretion of the Board of Directors. It is expected that each of Messrs. Schmidt and Wilhelm will receive an award of 1,000 shares of restricted Common Stock under the plan. Other than with respect to those awards, the Company cannot determine, and therefore has not disclosed, the benefits or amounts that will be awarded in the future under the Director Restricted Stock Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE STEAK N SHAKE COMPANY’S 2007 NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN AS DESCRIBED ABOVE.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those set forth above. If any other matters should properly come before the meeting, the proxies will be voted in accordance with the recommendations of the Board of Directors of the Company.

APPENDIX A

THE STEAK N SHAKE COMPANY
AUDIT COMMITTEE CHARTER

Organization

There shall be a committee of the Board of Directors of The Steak n Shake Company (the "Company") to be known as the Audit Committee. The Audit Committee shall be composed of at least three (3) directors. Each member of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and applicable rules of the Securities and Exchange Commission (the "SEC"). At least one member of the Committee shall be a "financial expert" as such term is defined by the SEC. One member of the Committee shall serve as Chair of the Committee. The Chair shall be responsible for organizing and coordinating the activities of the Committee in discharging the responsibilities set forth in this Charter.

The members and the Chair of the Audit Committee shall be appointed or removed by the Board on the recommendation of the Nominating and Corporate Governance Committee. Audit Committee members may be replaced by the Board. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

Statement of Purpose

The Audit Committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to the Company's financial statements, the financial reporting process, the systems of internal accounting and financial controls, the internal audit function and the annual independent audit of the Company's financial statements. Specifically, the Audit Committee shall assist the Board of Directors in its oversight of (1) the integrity of the Company's financial statements, (2) the Company's compliance with legal and regulatory requirements, (3) the independent auditor's qualifications and independence, and (4) the performance of the Company's internal audit function and independent auditor. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication among the directors, the independent auditor, the internal auditors, and the financial management of the corporation.

The Audit Committee shall prepare the report required by SEC rules to be included in the Company's annual proxy statement.

Meetings

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or advisors to, the Committee.

Authority and Responsibilities

In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible in order to best react to changing conditions and to ensure that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

The Audit Committee shall have the sole authority and responsibility to retain and terminate the independent auditor (subject, if applicable, to shareholder ratification). The Audit Committee shall be directly responsible for the appointment, compensation, evaluation and oversight of the work of the independent auditor, including resolution of disagreements between management and the independent auditor. The independent auditor shall report directly to the Audit Committee.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate and without seeking Board approval, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee's own performance.

In carrying out these responsibilities, the Audit Committee will:

Retention of Independent Auditor and Preapproval of Audit and Non-audit Services

•
Annually retain the independent auditor to audit the financial statements of the Company and its divisions and subsidiaries, determine the fees payable to the independent auditor and any other terms of the engagement and, where necessary, discharge the independent auditor.

•
Consider and preapprove, as required by applicable laws and regulations, all auditing services and permitted non-audit services proposed to be provided to the Company by the independent auditor. The Committee may delegate the authority to grant preapprovals to one or more designated members of the Committee provided that any preapproval granted by a designated member shall be presented to the full Committee at its next scheduled meeting.

Oversight of the Company's Relationship with the Independent Auditor

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At least annually, obtain and review a report by the independent auditor describing the following: the independent auditor's internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with such issues; and (to assess the independent auditor's independence) all relationships between the independent auditor and the Company.

•	Review and evaluate the lead partner of the independent auditor team.
•
Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor's quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor's independence, and taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

•
Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by Section 10A(j) of the Exchange Act.

•	Consider, on an annual basis, whether to retain the independent auditing firm.
•	Discuss with the national office of the independent auditor issues on which it was consulted by the Company's audit team and matters of audit quality and consistency.
•	Meet with independent auditor prior to the audit to discuss the planning and staffing of the audit.
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Review accounting and financial human resources and succession planning within the Company. Recommend to the Board policies for the Company's hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company, taking into account the pressures that may exist for auditors seeking a job with a company they audit.

Financial Statement and Disclosure Matters

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Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations," and recommend to the Board whether the audited financial statements should be included in the Company's Form 10-K.

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Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any problems or difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

•
Discuss with management and the independent auditor major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, and major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies.

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Review and discuss with management and the independent auditor prior to the filing of the Company's quarterly reports on Form 10-Q, the Company's interim financial statements, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations." Discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards. The Chair of the Committee may represent the entire Committee for the purpose of the quarterly review.

•	Review and discuss quarterly reports from the independent auditor on:

a. all critical accounting policies and practices to be used;

b. all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor;

c. other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

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Discuss with management the Company's earnings press releases, including the use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

•	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company's financial statements.
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Discuss guidelines and policies to govern the process by which the Company assesses and manages its exposure to financial risk. Discuss the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

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Review the disclosures made by the Company's CEO and CFO during their certification process for the Form 10-K and Forms 10-Q regarding any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls.

Oversight of the Company's Internal Audit Function

•	Review the appointment and replacement of the senior internal auditing executive.
•	Review the significant reports to management prepared by the internal auditing department and management's responses.
•	Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.
•	Review with the Board the performance of the Company's internal audit function.

Compliance Oversight Responsibilities

•	Obtain from the independent auditor assurance that the provisions of Section l0A(b) of the Exchange Act respecting the detection and reporting of illegal acts have not been implicated.
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In accordance with applicable regulations, establish procedures for (1) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (2) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

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Obtain reports from management, the Company's senior internal auditing executive and, if applicable, the independent auditor, that the Company is in conformity with applicable legal requirements and the Company's Code of Business Conduct and Ethics. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Business Conduct and Ethics.

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Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company's financial statements or accounting policies.

•	Discuss with the Company's General Counsel legal matters that may have a material impact on the financial statements or the Company's compliance policies.
•	Investigate any matter brought to its attention within the scope of its duties.
•	Carry out such other duties that may be delegated to it by the Board of Directors from time to time.

Limitation of Audit Committee's Role

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management.

EXHIBIT B

THE STEAK N SHAKE COMPANY
2007 NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN

1.	Purpose.

The purpose of the 2007 Non-Employee Director Restricted Stock Plan (the “Plan”) is to foster and enhance the long-term profitability of The Steak n Shake Company (the “Company”) for the benefit of its shareholders by aligning the interests of directors with those of shareholders and to reward directors for strong performance.

2.	Eligibility.

Eligibility for grants under the Plan shall be limited to non-employee directors of the Steak n Shake Company who are or were elected or appointed to serve in such capacity on or after January 1, 2005.

3.	Restricted Stock Grants.

(a)
The Board of Directors may grant shares of the Common Stock of the Company which are subject to restrictions (“Restricted Shares”) to eligible directors (“Participants”) pursuant to the Plan over a period ending December 31, 2015. The number of Restricted Shares, if any, granted hereunder to Participants shall be within the discretion of the Board of Directors; provided, however, that the number of Restricted Shares which may be granted after February 7, 2007 shall not exceed 20,000 shares, except as may be adjusted pursuant to Section 5 below. Further, no Participant shall receive more than 1,000 shares hereunder. Restricted Shares which are forfeited or canceled under Sections 3(d) or (e) hereof shall be available for further grants.

(b)
Grants made by the Board of Directors may consist in whole or in part of authorized but unissued or treasury shares, and shall be subject to the provisions of the Plan and to such other terms and conditions, not inconsistent with the Plan, as the Board of Directors shall determine.

(c)
Subject to the provisions contained in 3(d) and (e) hereof, the Restricted Shares granted hereunder shall be conditionally owned by the Participant as of the grant date, and each Participant shall be entitled to the receipt of cash dividends and voting rights with respect thereto.

(d)
In the event of termination of Participant’s service on the Board of Directors of the Company for any reason other than death, disability or retirement with the consent of the Board, during a period of three (3) years following the grant date (“Forfeiture Period”), the Restricted Shares so granted shall be thereupon forfeited by the Participant and transferred to the Company as of the date of the Participant’s cessation of service. The Restricted Shares granted hereunder may not be sold, transferred or pledged by the Participant during the Forfeiture Period.

(e)
If a Participant’s service on the Board has terminated because of disability or retirement as set out in Section 3(d) above prior to the end of the Forfeiture Period, the number of Restricted Shares such Participant will be entitled to retain shall be the number of Restricted Shares determined as though such Participant’s service on the Board had not terminated, multiplied by a fraction, the numerator of which is the number of months such Participant served on the Board during the Forfeiture Period (including the month during which service terminated) and the denominator of which is the number of months in the Forfeiture Period. The balance of Restricted Shares shall be transferred to the Company as of the termination date. If a participant’s service ceases as a result of the participant’s death the restriction on transfer shall be lifted effective on the date of the participant’s death.

4.	Book Unit Grants.

(a)
In conjunction with the Restricted Share grants, the Board of Directors shall simultaneously grant each Participant an equivalent number of book value units (“Book Units”). The aggregate number of Book Units granted hereunder after February 7, 2007 shall not exceed 20,000 units, as adjusted for splits and stock dividends. Units forfeited or canceled under paragraphs 4 (c) or (d) hereof shall be thereafter available for further grants.

(b)
Book Units shall be valued on the basis of the aggregated quarterly earnings per share of the Common Stock of the Company, as determined in accordance with Section 5 (c) hereof on the last day of the fiscal quarter preceding the date of grant (“Value Date”) and again on the third anniversary of the Value Date, said three (3) year period hereafter referred to as the “Accumulation Period”. The aggregated quarterly earnings per share during the Accumulation Period plus an amount equal to the dividends paid during the Accumulation Period on an equal number of shares of Common Stock of the Company, shall be paid to such Participant in cash within ninety (90) days following the expiration of the Accumulation Period, provided, however, the Book Units have not been forfeited under paragraph 4 (c) hereof.

(c)
In the event of termination of Participant’s service on the Company’s Board for any reason other than death, retirement with the consent of the Board or disability during the Accumulation Period, the book units shall be forfeited by the Participant.

(d)
If a Participant’s service on the Board has terminated because of death, disability or retirement with the Board’s consent prior to the end of the Accumulation Period, the number of Book Units such Participant or such Participant’s beneficiary or estate shall be entitled to receive shall be the number of Book Units determined as though such Participant’s service was not terminated, multiplied by a fraction, the numerator of which is the number of months such Participant served on the Board during the Accumulation Period (including the month during which service terminated) and the denominator of which is the number of months in the Accumulation Period. In such event, the Board of Directors shall determine the book value as of the last day of the quarter preceding the date of termination.

(e)
In the event of a participant’s death the book units shall be valued on the date of death and paid to the participant’s estate within thirty (30) days of the date the Company receives notice of the participant’s death.

5.	Adjustments.

(a)
In the event that there are changes in the capitalization of the Company affecting in any manner the number or kind of outstanding shares of Common Stock, whether such changes have been occasioned by declaration of stock dividends, stock splits, reclassification or recapitalization, or because the Company has merged or consolidated with another corporation, or for any reason whatsoever, then the number and kind of shares then subject to Restricted Share grants and thereafter to become subject to such grants, and the Book Unit values, shall be proportionally adjusted by the Board of Directors of the Company to whatever extent the Board of Directors determines, in its sole and absolute discretion, that any such change equitably requires an adjustment.

(b)
If the Company at any time should elect to dissolve, undergo a reorganization or split-up its stock or merge or consolidate with any other corporation and The Steak n Shake Company is not the surviving corporation, then (unless in the case of a reorganization, stock split, merger or consolidation where one or more of the surviving corporations assumes the obligations to Participants hereunder or replaces this Plan with a substantively equivalent plan in all respects), the Board of Directors may thereupon accelerate grants of Restricted Shares and Book Units hereunder, reduce the applicable Forfeiture Periods and Accumulation Periods, or take such other action as the Board of Directors, in its sole and absolute discretion deems equitable.

(c)
The Board of Directors shall determine book value of the Common Stock under Section 4 above based on generally accepted accounting principles, and shall have the right, in its sole and absolute discretion, to proportionally adjust such book values for sales or purchases by the Company of Common Stock, acquisitions or divestitures, accounting changes or other actions of the Company taken during the Accumulation Period affecting book value, to whatever extent the Board of Directors determines that any such action equitably requires an adjustment.

6.	Amendment and Termination.

The Board of Directors shall have the power to amend, suspend or terminate the Plan at any time except that, subject to the conditions of Section 5 above, (i) no such action shall cancel, reduce or adversely affect any grant theretofore made without the consent of the Participant or the Participant’s beneficiary or estate; or (ii) without the approval of the shareholders of the Company, the Board of Directors may not increase the aggregate number of Restricted Shares and Book Units to be granted.

7.	Restricted Share and Book Unit Agreement.

Each grant of Restricted Shares and Book Units under the Plan shall be evidenced by a written agreement executed by the Company and accepted by the Participant, and shall contain such terms and conditions as the Board of Directors may deem desirable which are not inconsistent with the Plan.

8.	Finality of Determination.

The Compensation Committee of the Board of Directors shall have the power to interpret the Plan, and all interpretations, determinations and actions by the Compensation Committee shall be final, conclusive and binding upon all parties.

9.	Effective Date.

This Plan shall become effective on February 7, 2007 and will continue to December 31, 2015, subject to approval of the Plan by the holders of a majority of the shares of Common Stock of the Company which are represented in person or by proxy at the 2007 Annual Meeting of Shareholders.